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As filed with the Securities and Exchange Commission on December 19, 2008

Registration No. 333-156055

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
to

FORM F-10
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Central GoldTrust
(Exact name of Registrant as specified in its charter)

Ontario	Not Applicable	Not Applicable
(Province or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

55 Broadleaf Crescent, Ancaster, Ontario Canada L9G 3P2
(905) 304-4653
(Address and telephone number of Registrant's principal executive offices)

DL Services, Inc.
U.S. Bank Center
1420 5th Avenue, Suite 3400
Seattle, WA 98101-4010
(206) 903-8800
(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:
John S. Elder, Q.C. Fraser Milner Casgrain LLP 1 First Canadian Place, 39th Floor 100 King Street West Toronto, Ontario M5X 1B2 Canada (416) 863-4511	Christopher J. Barry Dorsey & Whitney LLP Brookfield Place 161 Bay Street, Suite 4310 Toronto, Ontario M5J 2S1 Canada (416) 367-7370

        Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

        It is proposed that this filing shall become effective (check appropriate box):

A.	☒	Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	At some future date (check the appropriate box below).
	1.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing).
	2.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
	3.	☐	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐	After the filing of the next amendment to this form (if preliminary material is being filed).

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☑

PART I

INFORMATION REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

DATED DECEMBER 19, 2008

CENTRAL GOLDTRUST

U.S.$250,000,000

Units

Central GoldTrust ("GoldTrust") may from time to time offer and issue units (the "Units", each a "Unit") of GoldTrust in an aggregate offering amount of up to U.S.$250,000,000 (or its equivalent in any other currency used to denominate the Units at the time of the offering) (the "Offering") at any time during the 25-month period that this short form base shelf prospectus (the "Prospectus"), including any amendments hereto, remains valid. GoldTrust is a passive, self-governing, limited purpose unit trust established under the laws of the Province of Ontario on April 28, 2003. GoldTrust was created to buy and hold gold bullion on behalf of investors and to provide them with exchange-tradeable units of ownership.

The specific terms of the Units offered will be described in one or more shelf prospectus supplements (each a "Prospectus Supplement") including the number of Units being offered, the offering price and any other specific terms.

All shelf information omitted from this Prospectus under applicable laws will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Units to which the Prospectus Supplement pertains. A Prospectus Supplement may include specific terms pertaining to the Units that are not within the alternatives or parameters described in this Prospectus.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to foreign auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are residents in, or citizens of, the United States may not be fully described herein.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that GoldTrust is established under the laws of Ontario, that some or all of its officers and directors may be residents of a foreign country, that some or all of the underwriters or experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of GoldTrust and said persons may be located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The outstanding Units are listed and posted for trading on the Toronto Stock Exchange ("TSX") under the symbol "GTU.UN" and on the NYSE Alternext US (formerly the American Stock Exchange) under the symbol "GTU". On December 18, 2008, the closing Unit prices were Cdn.$45.30 per Unit on the TSX and U.S.$37.40 per Unit on the NYSE Alternext US.

In this Prospectus, except where indicated, all dollar amounts are in U.S. dollars.

See "Risk Factors" for a discussion of certain considerations relevant to an investment in the Units offered hereby. In the opinion of Fraser Milner Casgrain LLP, counsel to GoldTrust, the Units will, on the date of closing, qualify for investment under certain Canadian statutes as set out under "Eligibility for Investment".

GoldTrust may sell the Units to or through underwriters or dealers purchasing as principals to one or more purchasers directly pursuant to applicable statutory exemptions, or through agents designated from time to time by GoldTrust. The Prospectus Supplement relating to a particular offering of Units will identify each underwriter, dealer or agent engaged by GoldTrust in connection with the offering and sale of the Units, and will set forth the terms of the offering of such Units; the method of distribution of such Units, including, to the extent applicable, the proceeds to GoldTrust; any fees, discounts or any other compensation payable to underwriters, dealers or agents; and any other material term of the plan of distribution. In connection with any offering of Units, the underwriters or dealers, as the case may be, may over-allot or effect transactions intended to stabilize or maintain the market price of the Units at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time. See "Plan of Distribution".

The offering of the Units hereby is subject to approval of certain legal matters on behalf of GoldTrust by Fraser Milner Casgrain LLP and Dorsey & Whitney LLP. No underwriter or dealer in Canada or in the United States has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

The principal and head office of GoldTrust is located at 55 Broad Leaf Crescent, Ancaster, Ontario, Canada L9G 3P2. GoldTrust's mailing address is P.O. Box 10106 Meadowlands, Ancaster, Ontario, Canada L9K 1P3. Investor inquiries may be directed to the Investor Inquiries' Office at 55 Broad Leaf Crescent, P.O. Box 10106 Meadowlands, Ancaster, Ontario L9K 1P3, Tel: 1-905-304-GOLD (4653).

 FINANCIAL INFORMATION AND ACCOUNTING PRINCIPLES

        Unless otherwise indicated, financial information in this Prospectus has been prepared in accordance with Canadian generally accepted accounting principles. The financial information of GoldTrust included herein is presented in U.S. dollars. In this Prospectus, except where indicated, all dollar amounts are in U.S. dollars.

EXCHANGE RATES

        The following table sets forth, for the periods indicated, certain information with respect to exchange rates for the Canadian dollar expressed in United States dollars, the highest rate, lowest rate and the exchange rate at the end of each such period and the average of such exchange rates based upon the noon buying rates as reported by the Bank of Canada:

	Nine-months ended September 30,	Twelve months ended December 31,
	2008	2007	2006	2005
High	$1.0289	$1.0905	$0.9099	$0.8690
Low	$0.9263	$0.8437	$0.8528	$0.7872
Period End	$0.9435	$1.0120	$0.8581	$0.8577
Average	$0.9819	$0.9418	$0.8846	$0.8281

        The noon rate of the exchange on December 18, 2008 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was $1.00 Canadian equals U.S.$0.8358.

DOCUMENTS INCORPORATED BY REFERENCE

        The following documents, filed with the securities commission or similar authority in each of the provinces and territories of Canada and the United States Securities and Exchange Commission (the "SEC"), are specifically incorporated by reference into, and form an integral part of, this Prospectus:

  (a)
  the Annual Information Form of GoldTrust dated March 5, 2008 for the year ended December 31, 2007;

  (b)
  the Management Information Circular of GoldTrust dated March 25, 2008 in connection with GoldTrust's annual meeting of Unitholders held on April 24, 2008;

  (c)
  the Audited Financial Statements of GoldTrust as at December 31, 2007 and 2006 and for each of the years in the three year period ended December 31, 2007, together with the Auditors' Report thereon and consisting of the Statements of Net Assets as at December 31, 2007 and 2006 and the Statements of Income, Unitholders' Equity and Changes in Net Assets for each of the years in the three year period ended December 31, 2007;

  (d)
  the Management's Discussion and Analysis of financial condition and results of operations for the year ended December 31, 2007 (incorporated by reference from the Annual Report of GoldTrust for the year ended December 31, 2007);

  (e)
  the Unaudited Interim Financial Statements of GoldTrust for the three month period ended March 31, 2008 with comparative figures for the corresponding period in the immediately preceding year;

  (f)
  the Management's Discussion and Analysis of financial condition and results of operations for the three month period ended March 31, 2008;

  (g)
  the Unaudited Interim Financial Statements of GoldTrust for the six month period and the three month period ended June 30, 2008 with comparative figures for the corresponding periods in the immediately preceding year;

  (h)
  the Management's Discussion and Analysis of financial condition and results of operations for the six month period ended June 30, 2008;

  (i)
  the Unaudited Interim Financial Statements of GoldTrust for the nine month period and the three month period ended September 30, 2008 with comparative figures for the corresponding periods in the immediately preceding year;

  (j)
  the Management's Discussion and Analysis of financial condition and results of operations for the nine month period ended September 30, 2008;

  (k)
  the Material Change Report of GoldTrust dated February 19, 2008 disclosing GoldTrust's public offering of 287,000 Units; and

  (l)
  the Material Change Report of GoldTrust dated October 24, 2008 with respect to the amendment of the Declaration of Trust.

        Any documents of the type required by National Instrument 44-101 to be or deemed to be incorporated by reference (other than any confidential material change reports) and all Prospectus Supplements disclosing additional or updated information filed by GoldTrust pursuant to the requirements of applicable securities legislation in Canada and the United States subsequent to the date of this Prospectus and prior to completion or withdrawal of this Offering, will be deemed to be incorporated by reference into this Prospectus. In addition, to the extent any such document is included in any report on Form 6-K furnished to the SEC or in any report on Form 40-F filed with the SEC, such document shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. In addition, GoldTrust may incorporate by reference into the registration statement of which this Prospectus forms a part, information from documents that GoldTrust files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934 as amended (the "U.S. Exchange Act") to the extent that such documents expressly so state. The documents incorporated by reference herein contain meaningful and material information relating to GoldTrust, and prospective investors of Units should review all information contained in this Prospectus and the documents incorporated by reference before making an investment decision.

        Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein for the purposes of the Offering shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        Upon a new Annual Information Form and the related Audited Financial Statements, together with the Auditors' Report thereon and the Management's Discussion and Analysis contained therein being filed by GoldTrust with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, the previous Annual Information Form, the previous annual Audited Financial Statements and all interim Financial Statements, quarterly Management's Discussion and Analysis and Material Change Reports filed prior to the commencement of GoldTrust's financial year in which the new Annual Information Form was filed, no longer shall be deemed to be incorporated by reference into this Prospectus for the purpose of future offers and sales of Units hereunder. Upon interim Financial Statements and the accompanying Management's Discussion and Analysis being filed by GoldTrust with the applicable securities regulatory authorities during the duration of this Prospectus, all interim Financial Statements and the accompanying Management's Discussion and Analysis filed prior to the new interim Financial Statements shall be deemed no longer incorporated into this Prospectus relating to future offers and sales of Units under this Prospectus.

        A Prospectus Supplement containing the specific terms of an offering of Units and other information in relation to the Units will be delivered to purchasers of Units together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement solely for the purposes of the offering of the Units covered by that Prospectus Supplement.

        Copies of documents incorporated herein by reference may be obtained upon request, without charge, from the President, Treasurer or Secretary of GoldTrust at the Unitholder and Investor Inquiries' Office, 55 Broad Leaf Crescent, Box 10106 Meadowlands P.O., Ancaster, Ontario L9K 1P3, Tel: 1-905-304-GOLD (4653), and are also available electronically at www.sedar.com.

ADDITIONAL INFORMATION

        GoldTrust has filed with the SEC a registration statement on Form F-10 of which this Prospectus forms a part. This Prospectus does not contain all the information set out in the registration statement. For further information about GoldTrust and its securities, please refer to the registration statement including the exhibits to the registration statement.

        GoldTrust is subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation, and in accordance therewith, GoldTrust files reports and other information with the SEC and with the securities regulatory authorities of certain of the provinces and territories of Canada. Under a multijurisdictional disclosure system adopted by the United States and Canada, GoldTrust generally may prepare these reports and other information in accordance with the disclosure requirements of Canada. These requirements are different from those of the United States. As a foreign private issuer, GoldTrust is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and GoldTrust's officers, trustees and principal Unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, GoldTrust is not required to publish financial statements as promptly as United States companies.

        The reports and other information filed by GoldTrust with the SEC may be read, and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of the same documents can also be obtained from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that GoldTrust files electronically with it, including the registration statement that GoldTrust has filed with respect hereto.

        Copies of reports, statements and other information that GoldTrust files with the Canadian provincial securities regulatory authorities are electronically available from the Canadian System for Electronic Document

Analysis and Retrieval (www.sedar.com) which is commonly known by the acronym "SEDAR". Certain other information about GoldTrust may also be available for inspection at the offices of the TSX.

ELIGIBILITY FOR INVESTMENT

        In the opinion of Fraser Milner Casgrain LLP, counsel to GoldTrust, the Units offered hereunder will be, on the date of issue, qualified investments under the Income Tax Act (Canada) (the "Tax Act") and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans, registered education savings plans and registered disability savings plans, all as defined in the Tax Act (collectively, "Plans"), provided that GoldTrust is a mutual fund trust under the Tax Act or that the Units are listed on a "designated stock exchange" as defined in the Tax Act (which includes the TSX).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        All statements, trend analysis and other information contained in this Prospectus and the documents incorporated herein relative to GoldTrust's assets and trends in revenue and anticipated expense levels, as well as other statements about anticipated future events or results, constitute forward-looking statements. Forward-looking statements often, but not always, are identified by the use of the words such as "seek", "anticipate", "believe", "plan", "estimate", "expect" and "intend" and statements that an event or result "may", "will", "should", "could" or "might" occur or be achieved and other similar expressions. Forward-looking statements are subject to business and economic risks and uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Forward-looking statements are based on estimates and opinions of GoldTrust's senior executive officers at the date the statements are made. Some of these risks, uncertainties and other factors are described in this Prospectus under the heading "Risk Factors". GoldTrust does not undertake any obligation, except as required by applicable securities law, to update forward-looking statements even if circumstances or GoldTrust's senior executive officers' estimates and opinions should change. Investors should not place undue reliance on forward-looking statements.

 CENTRAL GOLDTRUST

        GoldTrust is a passive, self-governing, single purpose trust established on April 28, 2003 under the laws of the Province of Ontario by a declaration of trust (the "Original Declaration of Trust") among John P. Embry, Brian E. Felske, Douglas E. Heagle, Ian M.T. McAvity, Robert R. Sale, Philip M. Spicer, J.C. Stefan Spicer and Eric S. Sprott, as trustees (the "Original Trustees"), and Central Gold Managers Inc. (the "Administrator"), as the initial Unitholder of GoldTrust.

        At a Special Meeting of the Unitholders held on April 24, 2008, the Unitholders approved an Amended and Restated Declaration of Trust (the "Declaration of Trust") which became effective as and from the date of the approval. The Declaration of Trust provides for a change of name of GoldTrust from "Central Gold-Trust" to "Central GoldTrust" effective April 24, 2008, with a transition period for the usage of the original name in documentation and dealings of GoldTrust of up to 15 months.

        John P. Embry, Brian E. Felske, Bruce D. Heagle, Ian M.T. McAvity, Robert R. Sale, Philip M. Spicer and J.C. Stefan Spicer are the current trustees (the "Trustees") of GoldTrust. John P. Embry and Philip M. Spicer are co-Chairmen of GoldTrust. GoldTrust is administered by the Trustees and by the Administrator pursuant to an administrative services agreement dated April 28, 2003 (the "Administrative Services Agreement"). GoldTrust was created to buy and hold gold bullion on behalf of investors and to provide them with exchange-tradeable units of ownership. See "Summary Description of the Business of GoldTrust".

        The principal and head office of GoldTrust is located at 55 Broad Leaf Crescent, Ancaster, Ontario, Canada L9G 3P2. GoldTrust's mailing address is P.O. Box 10106 Meadowlands, Ancaster, Ontario, Canada L9K 1P3. Investor inquiries may be directed to the Investor Inquiries' Office at 55 Broad Leaf Crescent, P.O. Box 10106 Meadowlands, Ancaster, Ontario L9K 1P3, Tel: 1-905-304-GOLD (4653).

SUMMARY DESCRIPTION OF THE BUSINESS OF GOLDTRUST

        GoldTrust is a passive, self-governing, single purpose trust established to buy and hold substantially all of its assets in gold bullion. The objective of GoldTrust is to provide a secure, convenient, low-cost, exchange-tradeable investment alternative for investors interested in holding gold bullion. GoldTrust's physical gold is stored on an allocated, segregated and insured basis in the underground treasury vaults of one of the largest banks in Canada. GoldTrust holds long-term holdings of unencumbered gold bullion in 400 troy ounce international bar sizes, and does not speculate with regard to short-term changes in gold prices. This strategy provides investors with the ability to effectively invest in unencumbered gold bullion in a convenient, exchange-tradeable and secure manner without the associated inconvenience and high transaction, handling, storage, insurance and other costs typical of a direct gold bullion investment.

        Pursuant to the Declaration of Trust, at least 90% of the assets of GoldTrust must be held in pure, refined gold bullion in bar form and such policy may only be amended by a resolution of the Unitholders. The current policy of GoldTrust as approved by the Trustees is more restrictive, requiring that GoldTrust hold at least 95% of its total net assets in gold with at least 90% in physical bullion and up to 5% in gold certificate form. GoldTrust believes this to be conservative. As at December 18, 2008, GoldTrust's net assets, as denominated in U.S. dollars, consisted of 94.8% gold bullion, 3.0% gold certificates and 2.2% cash and other working capital amounts.

        Transactions for the purchase of bullion are generally completed with dealers acting as principals and thus are completed on a net price basis, which reflects the dealers' spread between bid and ask prices. GoldTrust's policy is to execute all bullion transactions at the most favourable prices consistent with the best execution, considering all of the costs of the transactions, including brokerage commissions, spreads and delivery charges. An affiliate of the underwriters may act as dealer in connection with the acquisition of such bullion from time to time, on a non-exclusive basis.

        Pursuant to the Administrative Services Agreement, the Administrator continues to be responsible until at least April 29, 2013 for the administration of the business and affairs of GoldTrust, after which date the Administrative Services Agreement will continue in force from year to year unless terminated by GoldTrust. The services provided by the Administrator include, but are not limited to: (i) maintaining full and complete financial and accounting records reflecting the financial position of GoldTrust's business; and (ii) reporting to GoldTrust, its Trustees and its Unitholders, the net asset value of each unit of GoldTrust, on at least a weekly basis. Under the fee schedule, administration and consulting fees payable to the Administrator were reduced, effective as of January 1, 2008, to a declining fee, on a monthly basis, equal to 0.03% per annum for the first U.S.$100,000,000 of GoldTrust's total assets, 0.225% per annum for any excess over U.S.$100,000,000 up to U.S.$200,000,000 of total assets and 0.15% per annum for any excess over U.S.$200,000,000 of total assets as at the month-end Valuation Date (defined as the last business day of each month on which GoldTrust's net asset value is determined).

        Several of the Trustees of GoldTrust are also Directors of Central Fund of Canada Limited, a specialized gold and silver bullion holding company with approximately $1.5 billion in total net assets. Philip Spicer is the Founder and Chairman of Central Fund of Canada Limited and Stefan Spicer is the President & Chief Executive Officer of Central Fund of Canada Limited. Messrs. Philip and Stefan Spicer are also directors of the Administrator of GoldTrust and the administrator of Central Fund of Canada Limited.

        A marketing and advisory services agreement entered into by the Administrator and Sprott Asset Management Inc. ("SAM"), dated March 14, 2003, was terminated by notice given on May 10, 2007. A subsequent release and termination by mutual agreement was confirmed on November 5, 2007.

        John P. Embry, a Trustee & co-Chairman of GoldTrust, is the Chief Investment Strategist of SAM. Notwithstanding that the marketing and advisory services agreement between the Administrator and SAM has been terminated, Mr. Embry, a substantial Unitholder, continues to serve as a Trustee and co-Chairman of GoldTrust's Board of Trustees.

PRIOR SALES

        GoldTrust issued 287,000 Units at U.S.$36.65 per Unit, for gross proceeds of U.S.$10,518,550, pursuant to a public offering which closed on February 12, 2008. The Units were sold pursuant to a public offering through GoldTrust's underwriter, CIBC World Markets Inc. The underwritten price of U.S.$36.65 per Unit for a total of 287,000 Units was non-dilutive and accretive to the existing Unitholders of GoldTrust. The bulk of the net proceeds of the offering was used to purchase physical gold bullion, in keeping with the policies established by the Board of Trustees of GoldTrust. The capital raised by this most recent offering assisted in reducing the expense ratio in favour of all Unitholders of GoldTrust.

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

        The authorized capital of GoldTrust consists solely of an unlimited number of voting Units. As at December 18, 2008, there were 4,279,500 Units outstanding. The rights, privileges, restrictions and conditions attaching to the Units are summarized below.

        Units — An unlimited number of Units may be issued pursuant to the Declaration of Trust. Each Unit is transferable and represents an equal, undivided, beneficial interest in: GoldTrust; in any distributions from GoldTrust whether of trust income, net realized capital gains or other amounts; and, in the net assets of GoldTrust in the event of the termination or winding up of GoldTrust. All Units are of the same class and rank among themselves equally and rateably without discrimination, preference or priority. The Units issued pursuant to the Offering are not subject to additional payments on account of the subscription price and entitle the holder thereof to one vote for each whole Unit held at all meetings of Unitholders. Except as set out under "Redemption Rights" below, the Units have no conversion, retraction, redemption or pre-emptive rights.

        Issuance of Units — As contemplated by the Declaration of Trust, the Units or rights to acquire Units may be issued at the times, to the persons, for the consideration and on such terms and conditions as the Trustees may determine, provided that the net proceeds per Unit to be received by GoldTrust shall not be less than the most recently calculated net asset value ("NAV") prior to the commitment for such issuance. At the option of the Trustees, Units may be issued in satisfaction of any distribution of GoldTrust to Unitholders on a pro rata basis to the extent that GoldTrust does not have available cash to effect such distributions. The Declaration of Trust also provides that, unless the Trustees determine otherwise, immediately after any distribution of Units to all Unitholders in satisfaction of all or part of any such distribution, the number of outstanding Units will be consolidated such that each Unitholder will hold after the consolidation the same number of Units as the Unitholder held before the distribution except where tax was required to be withheld in respect of the

Unitholder's share of the distribution. Where amounts so distributed represent income, Unitholders that are non-residents of Canada within the meaning of the Tax Act will be subject to withholding tax and, to such extent, the consolidation will result in such non-resident Unitholders holding fewer Units.

        Distributions — The primary objective of GoldTrust is to provide a secure, convenient, low-cost, exchange-tradeable investment alternative for investors with its long-term stewardship of its gold holdings on behalf of its Unitholders. GoldTrust does not anticipate making regular distributions on its Units. The Declaration of Trust provides that, on an annual basis, for purposes of the Tax Act, a sufficient amount of any income and/or net capital gains realized during the year, may be distributed, or made payable during the year, to Unitholders so that GoldTrust will not be liable for any income tax for the year. In the event of such distributions, holders of Units who are non-residents of Canada within the meaning of the Tax Act will be required to pay all applicable withholding taxes payable in respect of any distributions of income by GoldTrust, whether such distributions are in the form of cash or additional Units. Non-residents of Canada should consult their own tax advisors regarding the consequences of investing in the Units.

        In the event that GoldTrust has insufficient distributable cash because of amounts applied to redemptions of Units, or if cash is otherwise unavailable for distribution, amounts to be distributed to Unitholders may be in the form of additional Units so as to ensure that GoldTrust does not have a net income tax liability. Such additional Units are expected to be issued pursuant to applicable exemptions under applicable securities laws, discretionary exemptions granted by applicable securities regulatory authorities or a prospectus or similar filing.

        In the event that the Trustees hold any distributable amount which is unclaimed or which cannot be paid for any reason, the Trustees may at their discretion re-invest such unclaimed amounts in Units of the Trust at not less than their net asset value.

        Redemption Rights — Units are redeemable at any time on demand by the holders thereof. As the Units are issued in book-entry form only (see "Description of Securities Being Distributed — Book-Entry Only System"), a Unitholder who wishes to exercise the redemption right will be required to obtain a redemption notice form from the Unitholder's investment dealer, which will be required to deliver the completed redemption notice form to The Canadian Depository for Securities Limited ("CDS") in Canada, the Depository Trust Company of the United States ("DTC") in the United States, or a similar depository system that may exist in other countries in which Unitholders may hold Units (each a "Depository"). Upon receipt of the redemption notice by GoldTrust from the Depository, all rights to and under the Units tendered for redemption shall be surrendered and the holder thereof shall be entitled to receive an amount per Unit (the "Redemption Price") equal to the lesser of: (i) 90% of the "market price" on the principal market or exchange on which the Units are quoted for trading during the ten trading day period commencing immediately following the date on which the Units were tendered for redemption (the "Redemption Date"); or (ii) 100% of the "closing market price" on the principal market on which the Units are quoted for trading on the Redemption Date.

        For the purposes of this calculation, "market price" will be the amount equal to the weighted average of the trading prices of the Units on the applicable market or exchange for each of the trading days on which there was a trade during the specified trading day period and provided that if there was trading on the applicable exchange or market for fewer than five of the trading days during the specified trading day period, the "market price" shall be the average of the following prices established for each of the trading days during the specified trading period, the average of the last bid and last asking prices of the Units for each day on which there was no trading, and the weighted average trading prices of the Units for each day that there was trading. The "closing market price" shall be: (i) an amount equal to the closing price of the Units on the applicable market or exchange if there was a trade on the specified date and the applicable exchange or market provides a closing price; (ii) an amount equal to the average of the highest and lowest prices of the Units on the applicable market or exchange if there was trading on the specified date and the exchange or other market provides only the highest and lowest prices of Units traded on a particular day; or, (iii) the average of the last bid and last asking prices of the Units if there was no trading on the specified date.

        The aggregate Redemption Price payable by GoldTrust in respect of any Units surrendered for redemption during any calendar month shall be satisfied by way of a cash payment no later than the last day of the calendar month following the month in which the Units were tendered for redemption. Where GoldTrust is required to dispose of any assets owned by GoldTrust to pay the Redemption Price to a Unitholder, the Trustees have the discretion to treat any part or all of the income or capital gain realized by GoldTrust in respect of such disposition as paid to and allocated to such Unitholder out of the Redemption Price. See "Canadian Federal Income Tax Considerations".

        It is anticipated that the primary mechanism for Unitholders to dispose of their Units will be through the facilities of the recognized stock exchanges on which the Units are listed for trading rather than exercise of the redemption rights described above.

        Meetings of Unitholders — Meetings of Unitholders are required to be called and held annually for the appointment of the Trustees and the appointment of the auditors of GoldTrust. The Declaration of Trust provides that the Unitholders shall be entitled to pass resolutions that will bind GoldTrust only with respect to: amendments of the investment restrictions; the election or removal of Trustees; the appointment or removal of the auditors of GoldTrust; the appointment of an inspector to investigate the performance by the Trustees of their respective responsibilities and duties in respect of GoldTrust; the termination of GoldTrust; the approval of amendments to the Declaration of Trust; the sale, lease or other disposition of all or substantially all of the assets of GoldTrust; any merger of GoldTrust with any other entity; any material amendment to the Administrative Services Agreement; and the dissolution or winding up of GoldTrust prior to the end of its term.

        Resolutions appointing or removing the Trustees, other than the Administrator's nominees, or the auditors of GoldTrust or resolutions appointing an inspector must be passed by a majority of the votes cast by Unitholders in person or by proxy at a meeting of the Unitholders. The balance of the foregoing matters must be passed by a resolution passed by no less than 66 2/3% of the votes cast in person or by proxy at a meeting of Unitholders called for the purpose of approving such resolution, or approved in writing by the holders of no less than 66 2/3% of the Units entitled to be voted on such resolution (a "Special Resolution").

        A meeting of Unitholders may be convened at any time and for any purpose by the Trustees and by holders of not less than 10% of the Units who sign and send a requisition to the Trustees to call a special meeting of the Unitholders. A requisition must state the business to be transacted at the special meeting of the Unitholders and must be sent to each Trustee and the principal office of GoldTrust. The Trustees must call the special meeting within 21 days unless: (i) a record date for a meeting of the Unitholders has been fixed and notice has been given to the TSX; (ii) the Trustees have called a meeting of the Unitholders and have given notice of the meeting to each Unitholder; or (iii) (A) the requisition has been submitted by the Unitholder primarily for the purpose of enforcing a personal claim or personal grievance or does not relate in a significant way with the affairs of GoldTrust; (B) GoldTrust has included the matter stated in the requisition in an information circular in the last two years and the Unitholders did not present the matter in person or by proxy at the meeting; (C) substantially the same matter as set out in the requisition was submitted to the Unitholders in an information circular within the past two years and was not approved at the meeting; or (D) in the view of the Trustees, the requisition abuses the rights conferred on the Unitholders to requisition a meeting in order to secure publicity.

        If the requisition of the Unitholders does not fall into one of the excluded categories set out above and the Trustees do not call a special meeting within 21 days, the Unitholders who signed the requisition may call a special meeting of the Unitholders. The Unitholders also may resolve to have GoldTrust reimburse the Unitholders for the expenses reasonably incurred by them in requisitioning and holding the special meeting.

        Unitholders that are entitled to attend and vote at a meeting of Unitholders may do so either in person or, by means of a proxy signed in writing, appoint one or more proxyholders to attend and act at the meeting of Unitholders on their behalf in the manner set out in the proxy. Proxyholders are not required to be Unitholders and the proxy is only valid for the meeting (or any adjournment) to which it applies. For a proxy to be valid, it must be deposited with GoldTrust or its agent in the manner set out in the information circular or in the notice calling for the meeting of the Unitholders. Unitholders also have the right to revoke a proxy so long as an instrument in writing is deposited with GoldTrust prior to the commencement of the meeting in question. Five or more persons present in person or represented by proxies and representing in the aggregate at least 10% of the votes attached to all outstanding Units shall constitute a quorum for the transaction of business at all such meetings.

        The Declaration of Trust contains provisions as to the notice required and other procedures with respect to the calling and holding of meetings of Unitholders.

        Book-Entry Only System — Registration of interests in and transfers of the Units will be made only through a book-based system administered by CDS in Canada, DTC in the United States or another Depository (the "Book-Entry Only System"). On or about the date of closing of this Offering, the Trustees will deliver to CDS or DTC or another Depository a certificate evidencing the aggregate number of Units subscribed for under this Offering. Units must be purchased, transferred and surrendered for redemption through a participant in the Book-Entry Only System (a "CDS Participant or a DTC Participant or a participant in another Depository, as applicable"). All rights of Unitholders must be exercised through, and all payments or other property to which such Unitholder is entitled will be made or delivered by, the Depository or the Depository participant through which the Unitholder holds such Units. Upon purchase of any Units, the Unitholders will receive only a confirmation from the Depository or the Depository participant and from or through which the Units are purchased. The ability of a beneficial owner of Units to pledge such Units or otherwise take action with respect to such Unitholder's interest in such Units (other than through a Depository or the Depository participant) may be limited due to the lack of a physical certificate. GoldTrust has the option to terminate registration of the Units through the Book-Entry Only System, in which case certificates for the Units in fully registered form would be issued to beneficial owners of such Units or their nominees.

TRADING PRICES AND VOLUMES

        The Units are traded on the TSX under the symbol "GTU.UN" and on the NYSE Alternext US under the symbol "GTU". The following table sets out the market price ranges in Canadian dollars per Unit and aggregate trading volumes on a monthly basis as reported by the TSX for the 12 month period prior to the date of this Prospectus.

	High (Cdn.$)	Low (Cdn.$)	Volume
2007
December	31.50	29.62	68,470
2008
January	38.94	31.24	295,070
February	37.51	34.00	127,310
March	40.00	33.95	111,780
April	36.79	32.90	118,830
May	35.72	32.25	41,430
June	36.39	33.56	108,080
July	40.00	35.32	96,000
August	37.25	31.20	52,350
September	40.83	29.87	176,480
October	48.00	33.00	252,900
November	40.80	34.80	77,410
December 1 to December 18	45.39	38.07	107,400

        The following table sets out the market price ranges in U.S. dollars per unit and aggregate trading volumes on a monthly basis as reported by the NYSE Alternext US for the 12 month period prior to the date of this Prospectus.

	High (U.S.$)	Low (U.S.$)	Volume
2007
December	31.76	29.52	218,300
2008
January	38.86	31.57	451,030
February	38.50	33.93	432,830
March	40.25	34.06	507,250
April	36.64	32.16	291,850
May	35.80	31.60	147,530
June	35.95	32.78	147,210
July	39.90	34.80	254,540
August	37.85	29.40	438,340
September	39.00	27.42	611,860
October	40.65	26.07	697,334
November	33.86	27.95	303,790
December 1 to December 18	42.31	29.53	377,820

        On December 18, 2008, the closing prices were Cdn.$45.30 per Unit on the TSX and U.S.$37.40 per Unit on the NYSE Alternext US.

PLAN OF DISTRIBUTION

        GoldTrust may sell the Units: (i) through underwriters or dealers; (ii) directly to one or more purchasers pursuant to applicable statutory exemptions; or (iii) through agents in Canada, the United States and elsewhere where permitted by law, in any case, for cash or other consideration. The Units may be sold at fixed prices or non-fixed prices, such as: at prices determined by reference to the prevailing price of the Units in a specified market, at market prices prevailing at the time of sale or at prices to be negotiated with purchasers, which prices may vary between purchasers and during the period of distribution of the Units. The Prospectus Supplement for any of the Units being offered thereby will set forth the terms of the offering of such Units, including, the name or names of underwriters, dealers or agents, any underwriting discounts and other items constituting underwriters' compensation, any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers or agents. Only underwriters so named in the relevant Prospectus Supplement are deemed to be underwriters in connection with the Units offered thereby.

        If underwriters are used in the sale, the Units will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Units will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Units offered by the Prospectus Supplement if any of such Units are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

        In connection with any offering of Units, the underwriters or dealers, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of Units at a level above that which might otherwise prevail in the open market. An over-allotment or the right to increase the size of the offering involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may cause the price of the Units sold in an offering to be higher then they would otherwise be. The size of any over-allotment or any right to increase the size of the offering is not known at this time. Such transactions, if commenced, may be discontinued at any time.

        The Units may also be sold directly by GoldTrust at such prices and upon such terms as are agreed to by GoldTrust and the purchaser or through agents designated by GoldTrust from time to time. Any agent involved in the offering and sale of the Units in respect of which this Prospectus is delivered will be named, and any commissions payable by GoldTrust to such agent will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent would be acting on a best efforts basis for the period of its appointment.

        Underwriters, dealers and agents who participate in the distribution of the Units may be entitled, under agreements to be entered into with GoldTrust, to indemnification by GoldTrust against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

        This Prospectus is being filed concurrently in all of the provinces and territories of Canada (other than the Province of Québec) and in the United States pursuant to the multijurisdictional disclosure system implemented by securities regulatory authorities in Canada and the United States. Subject to applicable law and the filing of a Prospectus Supplement, the Units may be offered outside Canada and the United States.

USE OF PROCEEDS

Principal Purposes

        The Units will be issued from time to time at the discretion of GoldTrust with an aggregate offering amount not to exceed U.S.$250,000,000. The net proceeds derived from the issue of the Units under any Prospectus Supplement will be the aggregate offering amount thereof less any commission and other issuance costs paid in connection therewith. The net proceeds cannot be estimated as the amount thereof will depend on the number and price of the Units issued under any Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, GoldTrust will use substantially all of such net proceeds from the Offering to purchase gold bullion so as to maintain at least 95% of its net assets in gold with at least 90% in physical gold bullion and up to 5% in gold certificate form, in keeping with the policies established by the Board of Trustees of GoldTrust. The balance of the net proceeds will be used by GoldTrust for general working capital purposes.

Business Objectives and Milestones

        GoldTrust's sole purpose is to acquire, hold and secure physical gold bullion in order to provide a convenient, low-cost investment alternative to investors. Gold Trust's short-term business objective is to complete the Offering under this Prospectus within the next 25 month period.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of Fraser Milner Casgrain LLP, Canadian counsel to GoldTrust, the following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable under the Tax Act regarding the acquisition, holding and disposition of Units by a Unitholder who acquires Units pursuant to this Offering and who, for purposes of the Tax Act, deals at arm's length and is not affiliated with GoldTrust and holds the Units as capital property. Generally, Units will be considered to be capital property to a Unitholder provided that the Unitholder does not hold the Units in the course of carrying on a business and has not acquired them in one or more transactions considered to be an adventure in the nature of trade.

        This summary is not applicable to a Unitholder that is a financial institution (as defined in the Tax Act for purposes of the mark-to-market rules), a specified financial institution or a Unitholder an interest in which is a tax shelter investment or a Unitholder that has elected to determine his or her Canadian tax results in a "functional currency" (which does not include Canadian currency) (all as defined in the Tax Act). Such Unitholders should consult their own tax advisors to determine the tax consequences to them of the acquisition, holding and disposition of Units.

        This summary is of a general nature only and is based upon the facts set out in this Prospectus, a certificate of GoldTrust as to certain factual matters, the provisions of the Tax Act and the regulations thereunder in force at the date hereof, all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals")

and counsel's understanding of the current published administrative and assessing practices of the Canada Revenue Agency (the "CRA"). There can be no assurance that the Tax Proposals will be implemented in their current form or at all. This summary does not otherwise take into account or anticipate any changes in law, or administrative or assessing practices, whether by legislative, governmental or judicial decision or action, and does not take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.

        This summary is also based on the assumption that GoldTrust will at no time be a "SIFT trust" as defined in the Tax Act. Provided GoldTrust does not hold any "non-portfolio property" as defined in the Tax Act, it will not be a SIFT trust. Based upon a certificate of GoldTrust, GoldTrust should not hold any "non-portfolio property" and therefore should not be a SIFT trust. If GoldTrust becomes a SIFT trust the tax consequences to GoldTrust and to Unitholders would be materially, and in some cases adversely, different.

        This summary is not exhaustive of all possible Canadian federal tax considerations applicable to an investment in Units. Moreover, the income and other tax consequences of acquiring, holding or disposing of Units will vary depending on the Unitholder's particular circumstances, including the province or provinces in which the Unitholder resides or carries on business. Accordingly, this summary is of a general nature only and is not intended to be legal or tax advice to any prospective purchaser of Units. Investors should consult their own tax advisors for advice with respect to the tax consequences of an investment in Units based on their particular circumstances.

        For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Units (including distributions, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in United States dollars must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the day on which the amount first arose or such other rate of exchange as is acceptable to the CRA.

Status of GoldTrust

Mutual Fund Trust

        This summary assumes that GoldTrust will continuously qualify as a "mutual fund trust" as defined in the Tax Act. In order for GoldTrust to qualify as a mutual fund trust at a particular time, it must meet certain prescribed conditions ("minimum distribution requirement") including conditions relating to the number of Unitholders, dispersal of ownership of Units and public trading of its Units at such time; its sole undertaking must be the investing of its funds in property (other than real property); and the ownership of Units by non-residents of Canada does not exceed 50% of the outstanding Units or if such ownership threshold is exceeded, that GoldTrust's assets are generally restricted to certain types of assets which would include cash, gold bullion located in Canada and certificates in respect of such gold bullion. It is assumed that the sole undertaking of GoldTrust is the investing of its funds in property (other than real property) and this summary assumes that this will continue to be the case at all relevant times. This summary also assumes that GoldTrust will continue to satisfy the minimum distribution requirement following completion of the Offering. In addition, this summary assumes that at all times since the date of creation of GoldTrust, more than 90% of the fair market value of its property has consisted and will continue to consist of gold bullion located in Canada and gold certificates in respect of gold bullion located in Canada.

        If GoldTrust were to cease to qualify as a mutual fund trust, the income tax considerations described below would, in some respects, be materially different.

Taxation of GoldTrust

        The taxation year of GoldTrust is the calendar year. In each taxation year, GoldTrust will be subject to tax under Part I of the Tax Act on any income for the year, including net realized taxable capital gains, less the portion thereof that it deducts in respect of the amounts paid or payable in the year to Unitholders. An amount will be considered to be payable to a Unitholder in a taxation year if it is paid to the Unitholder in the year by GoldTrust or if the Unitholder is entitled in that year to enforce payment of the amount. Provided GoldTrust deducts, in computing its income in each taxation year, the full amount available for deduction in each year, it will generally not be liable for income tax under Part I of the Tax Act other than such tax on net realized capital gains that would be recoverable by it in such year by reason of the "capital gains refund". GoldTrust will be entitled for each taxation year to reduce (or receive a refund in respect of) its liability, if any, for tax on its capital gains by an amount determined under the Tax Act based on the redemption of Units during the year (the "capital gains refund"). See "Taxation of Unitholders — Dispositions of Units" below.

        GoldTrust will include in its income for each taxation year all interest on trust assets that accrues to GoldTrust to the end of the year, or that becomes receivable or is received by it before the end of the year, except to the extent that such interest was included in computing its income for a preceding taxation year. The CRA has expressed the opinion that gains (or losses) of mutual fund trusts resulting from transactions in commodities should generally be treated for tax purposes as ordinary income rather than as capital gains, although the treatment in each particular case remains a question of fact to be determined having regard to all the circumstances.

        In computing its income, GoldTrust may deduct reasonable administrative costs and other expenses incurred by it for the purpose of earning income. GoldTrust may also deduct from its income for the year a portion of the expenses incurred by GoldTrust to issue Units. The portion of such issue expenses deductible by GoldTrust in a taxation year is 20% of such issue expenses, pro-rated should GoldTrust's taxation year be less than 365 days.

        The Declaration of Trust provides that on an annual basis a sufficient amount of GoldTrust's income for purposes of the Tax Act, including net capital gains realized during the year, will be distributed or made payable during the year to Unitholders so that GoldTrust will not be liable for any income tax for the year. To the extent that GoldTrust has insufficient distributable cash because of amounts applied to redemptions of Units or cash is otherwise unavailable for distributions, amounts may, at the discretion of the Trustees, be distributed to Unitholders in the form of additional Units so as to ensure that GoldTrust does not have an income tax liability. Income of GoldTrust allocated and payable to Unitholders, whether in cash or additional Units, will generally be deductible by GoldTrust in computing its income under the Tax Act.

        In certain circumstances, the capital gains refund in a particular taxation year may not completely offset GoldTrust's tax liability for such taxation year arising as a result of the distribution of trust assets on the redemption of Units. The Declaration of Trust provides that part or all of the income or capital gain realized by GoldTrust as a result of the disposition of trust assets to fund a redemption may, at the discretion of the Trustees, be treated as paid to, and as income or a taxable capital gain of, the redeeming Unitholders. Any amount so designated as income or a taxable capital gain will be considered to have been paid out of the Redemption Price paid to the redeeming Unitholders. Such amount must be included in computing the income of the redeeming Unitholders and will be deductible by GoldTrust.

        Losses incurred by GoldTrust cannot be allocated to Unitholders but may be carried forward and deducted by GoldTrust in subsequent years subject to the detailed provisions of the Tax Act.

Taxation of Unitholders

Unitholders Resident in Canada

        This part of the summary is applicable to Unitholders who, for the purposes of the Tax Act and any applicable tax treaty, are, or are deemed to be, resident in Canada (a "Resident Unitholder") at all relevant times. Certain Resident Unitholders who otherwise might not be considered to hold their Units as capital property may, in certain circumstances, be entitled to make an irrevocable election under subsection 39(4) of the Tax Act to have their Units and every "Canadian security" (as defined in the Tax Act) owned by such Unitholder in the taxation year and in all subsequent years deemed to be capital property.

Distributions

        A Resident Unitholder will generally be required to include in income for a particular taxation year the portion of the income of GoldTrust for that particular taxation year, including net realized taxable capital gains, if any, that is paid or payable to the Resident Unitholder in the particular taxation year, whether such amount is received in cash, additional Units or otherwise.

        Provided that appropriate designations are made by GoldTrust, such portion of its net taxable capital gains as is paid or payable to a Resident Unitholder will effectively retain its character and be treated as such in the hands of the Resident Unitholder for purposes of the Tax Act.

        The non-taxable portion of any net realized capital gains of GoldTrust that is paid or payable to a Resident Unitholder in a taxation year will not be included in computing the Resident Unitholder's income for the year. Any other amount in excess of the income of GoldTrust that is paid or payable to a Resident Unitholder in such year will not generally be included in the Resident Unitholder's income for the year. However, where such an amount is paid or payable to a Resident Unitholder (other than as proceeds of disposition of a Unit), the Resident Unitholder will be required to reduce the adjusted cost base of the Units to the Resident Unitholder by such amount. To the extent that the adjusted cost base of a Unit would otherwise be less than zero, the negative amount will be deemed to be a capital gain realized by the Resident Unitholder from the disposition of the Unit and the Resident Unitholder's adjusted cost base in respect of the Unit will, immediately after the realization of such capital gain, be nil.

        The cost to a Resident Unitholder of additional Units received in lieu of a cash distribution will be the amount distributed by the issue of such Units. For the purpose of determining the adjusted cost base to a Resident Unitholder of Units, when a Unit is acquired, the cost of the newly acquired Unit will be averaged with the adjusted cost base of all of the Units owned by the Resident Unitholder as capital property immediately before such acquisition.

Dispositions of Units

        On the disposition or deemed disposition of a Unit, whether on a redemption or otherwise, the Resident Unitholder will realize a capital gain (or capital loss) equal to the amount by which the Resident Unitholder's proceeds of disposition exceed (or are less than) the aggregate of the adjusted cost base of the Unit and any reasonable costs of disposition. Proceeds of disposition will not include an amount payable by GoldTrust that is otherwise required to be included in the Resident Unitholder's income. Where a capital gain or income realized by GoldTrust as a result of the disposition of trust assets to fund the redemption of Units has been allocated by GoldTrust to a redeeming Resident Unitholder, the Resident Unitholder will be required to include in income the taxable portion of the capital gain or income so payable and such amount will not be included in the Resident Unitholder's proceeds of disposition.

Capital Gains and Capital Losses

        Generally, one-half of any capital gain realized by a Resident Unitholder on the disposition of a Unit and the amount of any net taxable capital gain designated by GoldTrust in respect of a Resident Unitholder will be included in the Resident Unitholder's income as a taxable capital gain and one-half of any capital loss realized by a Resident Unitholder on the disposition of a Unit may generally be deducted only from taxable capital gains subject to the limitations under the Tax Act.

Alternative Minimum Tax

        In general terms, net income of GoldTrust paid or payable to a Resident Unitholder who is an individual that is designated as net realized taxable capital gains and capital gains realized on the disposition of Units may increase the Resident Unitholder's liability for alternative minimum tax.

Unitholders Not Resident in Canada

        This portion of the summary is applicable to Unitholders who, at all relevant times for purposes of the Tax Act, have not been and are not resident in Canada or deemed to be resident in Canada and do not use or hold, and are not deemed to use or hold their Units in carrying on business in Canada and elsewhere ("Non-Resident Unitholders").

        Prospective purchasers of Units should consult their own tax advisors to determine their entitlement to relief under an income tax treaty between Canada and the Non-Resident Unitholder's jurisdiction of residence, based on their particular circumstances.

Distributions

        Any amount paid or credited by GoldTrust to a Non-Resident Unitholder, or any partnership that is not a "Canadian partnership" as defined in the Tax Act (a "Non-Canadian Partnership"), as income of or from GoldTrust (other than an amount that GoldTrust has designated in accordance with the Tax Act as a taxable capital gain) will be subject to Canadian withholding tax at a rate of 25%, unless such rate is reduced under the provisions of an income tax treaty between Canada and the Non-Resident Unitholder's jurisdiction of residence. Pursuant to the Canada-United States Income Tax Convention, 1980 (the "Treaty"), a Non-Resident Unitholder who is resident of the United States and entitled to benefits under the Treaty will generally be entitled to have the rate of Canadian withholding tax reduced to 15% of the amount of any distribution that is paid or credited as income of or from GoldTrust. It should be noted that the Fifth Protocol to the Treaty, which came into effect on December 15, 2008 amends certain aspects of the Treaty including who can benefit from the Treaty.

        GoldTrust does not presently own any "taxable Canadian property" (as defined in the Tax Act) and does not intend to own any taxable Canadian property. However, if GoldTrust realizes a capital gain on the disposition of a taxable Canadian property and designates more that 5% of its net taxable capital gains for the year to Non-Resident Unitholders or any partnership that is a Non-Canadian Partnership, there would be a Canadian withholding tax at the rate of 25% (unless reduced by an applicable tax treaty) on both the taxable and non-taxable portions of the gain.

        Any amount in excess of the income of GoldTrust that is paid or payable by GoldTrust to a Non-Resident Unitholder or a Non-Canadian Partnership generally will not be subject to withholding tax. However, where such amount is paid or becomes payable to a Non-Resident Unitholder or Non-Canadian Partnership, other than as proceeds of disposition or deemed disposition of Units or any part thereof, the amount generally will reduce the adjusted cost base of the Units held by such Non-Resident Unitholder or Non-Canadian Partnership, as the case may be. If, as a result, the adjusted cost base to the Non-Resident Unitholder or the Non-Canadian Partnership, as the case may be, in any taxation year of Units would otherwise be a negative amount, the Non-Resident Unitholder or Non-Canadian Partnership, as the case may be, will be deemed to realize a capital gain in such amount for that year from the disposition of Units. In the case of a Non-Resident Unitholder, such capital gain will not be subject to tax under the Tax Act, unless the Units represent "taxable Canadian property" (as defined in the Tax Act) to such Non-Resident Unitholder (see "Disposition of Units" below). The Non-Resident Unitholder's adjusted cost base in respect of Units will, immediately after the realization of such capital gain, be nil.

Disposition of Units

        A disposition or deemed disposition of a Unit by a Non-Resident Unitholder, whether on a redemption or otherwise, will not give rise to any capital gain subject to tax under the Tax Act, provided that the Units do not constitute "taxable Canadian property" of the Non-Resident Unitholder for purposes of the Tax Act. Generally, Units will not be "taxable Canadian property" of a Non-Resident Unitholder unless at any time during the 60-month period immediately preceding the disposition of Units by such Non-Resident Unitholder, the Non-Resident Unitholder or persons with whom the Non-Resident Unitholder did not deal at arm's length or any combination thereof, held 25% or more of the issued Units. Where the Units held by a Non-Resident Unitholder are "taxable Canadian property", a capital gain from the disposition of Units may be exempted from tax under the Tax Act pursuant to an applicable income tax treaty or convention. Pursuant to the Treaty, a capital gain from the disposition of Units should be exempt from tax under the Tax Act.

        To the extent that the amount paid on redemption of Units to a Non-Resident Unitholder, or a Non-Canadian Partnership, is income designated to the redeeming Non-Resident Unitholder, or the Non-Canadian Partnership, such amount will be subject to Canadian withholding tax as described above under the heading "Unitholders Not Resident in Canada — Distributions".

        Non-Resident Unitholders whose Units constitute "taxable Canadian property" and who are not entitled to relief under an applicable income tax treaty are referred to the discussion above under "Unitholders Resident in Canada — Disposition of Units."

 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of Dorsey & Whitney LLP, United States legal counsel to GoldTrust, the following is a summary of certain material United States federal income tax considerations relevant to United States Persons (as defined below) that acquire Units under this Prospectus. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated under the Code, judicial decisions, and the Internal Revenue Service's administrative rules, practices and interpretations of law, all as in effect on the date of this Prospectus, and all of which are subject to change, possibly with retroactive effect.

        For purposes of this summary, a "United States Person" means: (i) an individual citizen or resident of the United States; (ii) a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state in the United States or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if either (a) such trust has validly elected to be treated as a United States person for United States federal income tax purposes or (b) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States Persons have the authority to control all substantial decisions of such trust.

        This summary is only a general discussion and is not intended to be, and should not be construed to be, legal or United States federal income tax advice to any United States Person. In addition, this summary does not discuss all aspects of United States federal income taxation that may be relevant to a United States Person in light of such United States Person's particular circumstances. No ruling from the Internal Revenue Service has been requested, or will be obtained, regarding the United States federal income tax consequences to United States Persons of the ownership or disposition of Units. This summary is not binding on the Internal Revenue Service, and the Internal Revenue Service is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the Internal Revenue Service and the United States courts could disagree with one or more of the positions taken in this summary. Moreover, this summary does not include any discussion of United States state or local, United States federal estate or gift, or foreign tax consequences.

        This summary does not discuss the United States federal income tax consequences to United States Persons that are subject to special treatment under the Code (for example, United States Persons: (i) that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (ii) that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (iii) that are dealers in securities or currencies or that are traders in securities that elect to apply a mark-to-market accounting method; (iv) that have a "functional currency" other than the United States dollar; (v) that are liable for the alternative minimum tax under the Code; (vi) that own Units as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (vii) that hold Units other than as a capital asset within the meaning of Section 1221 of the Code; (viii) that are United States expatriates or former long-term residents of the United States: or (ix) that own (directly, indirectly, or constructively) 10% or more of the total combined voting power of the outstanding Units of GoldTrust). In addition, if an entity that is classified as a partnership for United States federal income tax purposes holds Units, the United States federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners.

        The United States federal income tax consequences of the ownership and disposition of the Units are very complex and, in certain cases, uncertain or potentially unfavorable to United States Persons. Accordingly, each United States Person that proposes to acquire or acquires Units pursuant to this Offering is strongly urged to consult his, her or its own tax advisor with respect to the United States federal income, United States state or local, United States federal estate or gift, or foreign tax consequences of the ownership and disposition of Units in light of such United States Person's particular facts and circumstances.

Classification as a Foreign Corporation

        Although GoldTrust is organized as an unincorporated trust under Canadian law, GoldTrust should be classified as a foreign corporation for United States federal income tax purposes under current Treasury regulations. Accordingly, Units should be treated as shares of stock of a foreign corporation for United States federal income tax purposes. The discussion below reflects this classification and employs terminology consistent with this classification, including references to "dividends" and "earnings and profits".

Sale or Disposition of Units

        Subject to the "passive foreign investment company" ("PFIC") rules discussed below, a United States Person generally will recognize gain or loss on the sale or other taxable disposition of Units in an amount equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received and (ii) such United States Person's tax basis in the Units sold or otherwise disposed of and any gain generally will be United States source income for foreign tax credit purposes unless the gain is subject to tax in Canada and is sourced as "foreign source" under the Treaty and such United States Person elects to treat such gain as "foreign source." United States Persons that do not elect to claim foreign tax credits for a taxable year may be able to deduct any such Canadian federal income tax withheld. Each United States Person is strongly urged to consult his, her or its own tax advisor with respect to the foreign tax credit rules.

        Gain recognized on a sale or taxable disposition of Units will be long-term capital gain if the Units are held for more than one year. Preferential tax rates apply to long term capital gains of a non-corporate United States Person, including an individual. Deductions for capital losses are subject to limitations.

        The amount realized by a United States Person receiving foreign currency in connection with a disposition of Units generally will be equal to the U.S. dollar value of the proceeds received based on the exchange rate applicable on the date of receipt. A United States Person that does not convert foreign currency received into U.S. dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the U.S. dollar value of such foreign currency on the date of receipt. Such a United States Person generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for U.S. dollars).

Distributions on Units

        Subject to the PFIC rules discussed below, a distribution paid on a Unit, including a constructive distribution, generally will be included in gross income of a United States Person as a dividend (without reduction for any amounts withheld in respect of Canadian federal income tax) to the extent of GoldTrust's current or accumulated "earnings and profits" (as computed under United States federal income tax rules). To the extent that a distribution paid on the Units exceeds the "earnings and profits" of GoldTrust, such distribution generally will be treated as a non-taxable return of capital to the extent of the tax basis of the Unit, with any excess treated gain from the sale or exchange of the Unit. Dividends paid on the Units will not be eligible for the maximum 15% United States federal income tax rate generally applicable to dividends paid by a "qualified foreign corporation" to non-corporate United States Persons if GoldTrust is a PFIC. Because GoldTrust has been, and expects to continue to be, a PFIC, the maximum 15% United States federal income tax rate will not apply. In addition, dividends paid on the Units generally will not be eligible for the deduction for dividends received by United States corporations from other United States corporations.

United States Foreign Tax Credit

        Subject to complex limitations set forth in the Code, United States Persons may be entitled to claim a credit against their United States federal income tax liability for Canadian federal income tax withheld from distributions paid on the Units. For purposes of applying the limitations set forth in the Code, dividends paid on the Units generally will constitute "foreign source" income and generally will be categorized as "passive category income." United States Persons that do not elect to claim foreign tax credits for a taxable year may be able to deduct any such Canadian federal income tax withheld. Each United States Person is strongly urged to consult his, her or its own tax advisor with respect to the foreign tax credit rules.

Passive Foreign Investment Company Treatment

        GoldTrust generally will be regarded as a PFIC for United States federal income tax purposes if, for a taxable year, either (i) 75% or more of the gross income of GoldTrust for such taxable year is passive income or (ii) on average, 50% or more of the assets held by GoldTrust either produce passive income or are held for the production of passive income, based on the fair market value of such assets. "Passive income" includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

        GoldTrust has been, and expects to continue to be, a PFIC for United States federal income tax purposes.

        A United States Person can generally mitigate certain adverse United States federal income tax consequences of holding interests in a PFIC by making a qualified electing fund election (a "QEF Election", and a United States Person that makes a QEF Election, an "Electing Unitholder") (see "— QEF Election", below). Under a QEF Election, generally, an Electing Unitholder will be required each taxable year in which GoldTrust is a PFIC to recognize, as ordinary income, a pro rata share of the earnings of GoldTrust, and to recognize, as capital gain, a pro rata share of the net capital gain of GoldTrust. Except in unexpected circumstances, because GoldTrust invests substantially all of its assets in gold bullion with the purpose of achieving long-term appreciation in the value of its assets, it is not anticipated that GoldTrust will generate significant net capital gain or ordinary income and it is not expected that an Electing Unitholder will have significant income inclusions as a result of the QEF Election. To further mitigate the United States federal income tax liability of an Electing Unitholder, as discussed below in "— QEF Election", GoldTrust intends to distribute to holders in each taxable year an aggregate amount of cash distributions such that the amount of cash distributions payable to an Electing Unitholder will partially offset the United States federal income tax liability attributable to the Electing Unitholder's pro rata share of the ordinary income and net capital gain of GoldTrust for such taxable year. If GoldTrust does not have sufficient cash reserves to make such cash distributions, GoldTrust may instead distribute Units, which would not provide Electing Unitholders with cash to satisfy the tax on deemed income inclusions resulting from the QEF Election.

        Alternatively, a United States Person can avoid the adverse United States federal income tax consequences of holding interests in a PFIC by making a mark-to-market election (a "Mark-to-Market Election") as discussed below. However, the Mark-to-Market Election may not be as favorable as the QEF Election because the United States Person will recognize income each year with respect to the Units attributable to the appreciation in Units during such year without a corresponding cash distribution from GoldTrust.

        The United States federal income tax rules applicable to PFICs are very complex and, in certain cases, uncertain. Each United States Person is strongly urged to consult his, her or its own tax advisor with respect the PFIC rules.

QEF Election

        A United States Person that owns Units may elect to have GoldTrust treated, with respect to that United States Person, as a QEF. A QEF Election must be made by a United States Person before the due date (including extensions) for such United States Person's United States federal income tax return for the taxable year for which the QEF Election is made and, once made, will be effective for all subsequent taxable years of such United States Person, unless revoked with the consent of the Internal Revenue Service. GoldTrust will make available to Electing Unitholders the PFIC Annual Information Statement currently required by the Internal Revenue Service with respect to a QEF Election, which will include information as to the allocation of GoldTrust's "ordinary earnings" and "net capital gains" (each as computed under United States federal income tax rules) among the Units and as to distributions on such Units. Such PFIC Annual Information Statement will be used by Electing Unitholders for purposes of complying with the reporting requirements applicable to the QEF Election.

        Provided that an Electing Unitholder's QEF Election is in effect with respect to the entire holding period for the Units, any gain or loss recognized by such Electing Unitholder on the sale or other taxable disposition of such Units generally would be a capital gain or loss. Such capital gain or loss generally would be long-term if such Electing Unitholder had held the Units for more than one year at the time of the sale or other taxable disposition. For non-corporate United States Persons, including individuals, long-term capital gain is generally subject to a maximum United States federal income tax rate of 15%. There is no preferential tax rate available for long-term capital gain recognized by a Corporate Electing Unitholder. Gain from the disposition of collectibles, such as gold or silver, however, is subject to a maximum United States federal income tax rate of 28%. The Internal Revenue Service has authority to issue Treasury regulations applying the 28% tax rate to gain from the sale of an interest in a PFIC with respect to which a QEF Election is in effect, to the extent that such gain is attributable to unrealized appreciation of collectibles held by such PFIC. As no such Treasury regulations have been issued, the 15% maximum tax rate currently should apply to long-term capital gains arising from the sale or other taxable disposition of Units by an Electing Unitholder. There can be no assurance, however, as to whether, when or with what effective date any such Treasury regulations may be issued, or whether any such Treasury regulations would subject long-term capital gains realized by an Electing Unitholder from the disposition of Units to the 28% maximum tax rate.

        A United States Person holding Units with respect to which a QEF Election is not in effect for the entire holding period may avoid the adverse ordinary income and interest charge rules described below upon any subsequent disposition of such Units if such United States Person elects to recognize any gain in such Units as of the first day in the first year that the QEF Election applies to such Units (a "deemed sale" election). Any gain recognized by a United States Person under such a deemed sale election will, however, be subject to the ordinary income and interest charge rules described below.

        An Electing Unitholder will be required to include currently in gross income such Electing Unitholder's pro rata share of the annual "ordinary earnings" and "net capital gains" (but may not include any net loss) of GoldTrust. Such inclusion will be required whether or not such Electing Unitholder owns Units for an entire taxable year or at the end of GoldTrust's taxable year. For purposes of determining the amounts includable in income by Electing Unitholders under the QEF rules, the tax bases of GoldTrust's assets, and the "ordinary earnings" and "net capital gains" of GoldTrust, will be computed under United States federal income tax rules. Accordingly, it is anticipated that such tax bases, and such "ordinary earnings" and "net capital gains", may differ from the figures set forth in GoldTrust's financial statements. The amount currently included in income by an Electing Unitholder will be treated as ordinary income to the extent of the Electing Unitholder's pro rata share of GoldTrust's "ordinary earnings" and generally will be treated as long-term capital gain to the extent of such Electing Unitholder's pro rata share of GoldTrust's "net capital gains". The Electing Unitholder will be required to include in income such pro rata share of the "ordinary earnings" and "net capital gains" of GoldTrust, without regard to the amount of cash distributions, if any, received from GoldTrust. Electing Unitholders will be required to pay United States federal income tax currently on such pro rata share of "ordinary earnings" and "net capital gains" of GoldTrust, unless, as described below, an election is made to defer such payment of tax.

        Under these QEF rules, in the event that GoldTrust disposes of a portion of its gold holdings, electing Unitholders may be required to report substantial amounts of income for United States federal income tax purposes. It is the intention of GoldTrust to distribute to holders of record of Units as of the last day of each taxable year (currently December 31st) an aggregate amount of cash distributions (including the stated distributions on the Units) such that the amount of cash distributions payable to an Electing Unitholder that holds Units for the entire taxable year of GoldTrust will be at least equal to the product of (i) GoldTrust's "ordinary earnings" and "net capital gains" for such taxable year allocable to such Electing Unitholder and (ii) the highest marginal rate of United States federal income tax on ordinary income or long-term capital gain, as appropriate, applicable to individuals. GoldTrust intends to distribute cash, but may not have sufficient cash reserves to make such distributions in cash, in which case GoldTrust may instead make such distributions in additional Units. Any such cash or Unit distributions (other than certain deemed capital gains) to non-residents of Canada will be subject to Canadian withholding tax. See "Canadian Federal Income Tax Considerations — Unitholders Not Resident in Canada". Because such distributions may be subject to Canadian withholding tax and because the amount of such distributions will be determined without reference to possible United States, state or local income tax liabilities or to the rate of United States federal income tax applicable to corporate United States Persons, such distributions may not provide an Electing Unitholder with sufficient cash to pay the United States federal income tax liability arising from the inclusion in income of the Electing Unitholders' pro rata share of GoldTrust's "ordinary earnings" and "net capital gains" under the QEF rules. However, Electing Unitholders may be able to mitigate this situation because such Electing Unitholders may be entitled to claim a credit against their United States federal income tax liability for Canadian taxes withheld from such distributions. For purposes of applying the limitations set forth in the Code, the Canadian taxes withheld from the distributions will likely be considered foreign taxes attributable to "foreign source" "passive category income" for foreign tax credit purposes that generally could be used as a credit against the United States federal income tax liability attributable to the deemed income inclusion as a result of the QEF Election. Each Electing Unitholder is strongly urged to consult his, her or its own tax advisor with respect to the foreign tax credit rules.

        An Electing Unitholder may elect to defer, until the occurrence of certain events, payment of the United States federal income tax liability arising from the inclusion in income of the Electing Unitholder's pro rata share of GoldTrust's "ordinary earnings" and "net capital gains" under the QEF rules, but in that event will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax.

        If an Electing Unitholder demonstrates to the satisfaction of the Internal Revenue Service that amounts actually distributed on the Units have been previously included in income under the QEF rules by such Electing Unitholder (or a previous United States Person), such distributions generally will not be taxable. An Electing Unitholder's tax basis in the Units generally will be increased by any amounts currently included in income under the QEF rules and generally will be decreased by any subsequent distributions from GoldTrust that are treated as non-taxable distributions pursuant to the preceding sentence.

Mark-to-Market Election

        A United States Person generally may make a Mark-to-Market Election with respect to shares of "marketable stock" of a PFIC. Under the Code and Treasury regulations, the term "marketable stock" includes stock of a PFIC that is "regularly traded" on a "qualified exchange or other market". Generally, a "qualified exchange or other market" means (i) a national securities exchange which is registered with the Securities and Exchange Commission or the national market system established pursuant to Section 11A of the U.S. Exchange Act or (ii) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located and has the following characteristics: (a) the exchange has trading volume, listing, financial disclosure, and other requirements designed to prevent fraudulent and manipulative acts and practices, to remove impediments to and perfect the mechanism of a free and open market, and to protect investors, and the laws of the country in which the exchange is located and the rules of the exchange ensure that such requirements are actually enforced; and (b) the rules of the exchange ensure active trading of listed stocks. A class of stock is "regularly traded" on a qualified exchange or other market for any calendar year during which such class of stock is traded (other than in de minimis quantities) on at least 15 days during each calendar quarter. Because the Units are traded on the TSX and NYSE Alternext US, GoldTrust believes that the Units are, and expects that the Units will continue to be, "marketable stock" for purposes of the Mark-to-Market Election rules.

        A United States Person that makes a Mark-to-Market Election would generally be required to report gain or loss annually to the extent of the difference, if any, between (i) the fair market value of the Units at the end of each taxable year and (ii) the adjusted tax basis of the Units at the end of each taxable year. Any gain under this computation, and any gain recognized on an actual sale or other taxable disposition of the Units, generally would be treated as ordinary income. Any loss under this computation, and any loss recognized on an actual sale or other taxable disposition of the Units, generally would be treated as an ordinary loss to the extent of the cumulative net mark-to-market gain, and thereafter would be considered capital loss. The United States Person's adjusted tax basis in the Units generally would be adjusted for any gain or loss taken into account under the Mark-to-Market Election.

        Unless either (i) the Mark-to-Market Election is made as of the beginning of the United States Person's holding period for the Units or (ii) a QEF Election has been in effect for such United States Person's entire holding period for the Units, any mark-to-market gain for the election year generally will be subject to the ordinary income and interest charge rules described below.

Non-Electing Unitholders

        If a QEF Election is not made by a United States Person, or is not in effect with respect to the entire period that such United States Person has held the Units, then, unless such United States Person has made the Mark-to-Market Election, any gain recognized on the sale or other taxable disposition of Units will be treated as ordinary income realized pro rata over such holding period for such Units. A United States Person will be required to include as ordinary income in the year of disposition the portion of the gain attributed to such year.

In addition, such United States Person's United States federal income tax for the year of disposition will be increased by the sum of (i) the tax computed by using the highest statutory rate applicable to such United States Person for each year (without regard to other income or expenses of such United States Person) on the portion of the gain attributed to years prior to the year of disposition plus (ii) interest on the tax determined under clause (i), at the rate applicable to underpayments of tax, which interest will not be deductible by non-corporate United States Persons. Under certain proposed Treasury regulations, a "disposition" for this purpose may include, under certain circumstances, transfers at death, gifts, pledges, transfers pursuant to tax-deferred reorganizations and other transactions with respect to which gain ordinarily would not be recognized. Under certain circumstances, the adjustment generally made to the tax basis of property held by a decedent may not apply to the tax basis of Units if a QEF Election was not in effect for the deceased United States Person's entire holding period. Any loss recognized by a United States Person on the disposition of Units generally will not be recognized, unless such loss is deductible under another provision of the Code. In addition, rules similar to those applicable to dispositions generally will apply to "excess distributions" paid on a Unit (i.e., distributions that exceed 125% of the average amount of distributions on the Unit received during the preceding three years or, if shorter, during the United States Person's holding period for the Unit).

Information Reporting and Backup Withholding

        Payments made within the United States, or by a United States payor or United States middleman, of dividends on, or proceeds arising from the sale or other taxable disposition of, Units generally will be subject to information reporting and backup withholding, at the rate of 28%, if a United States Person fails to furnish his, her or its correct United States taxpayer identification number (generally on Internal Revenue Service Form W-9), and to make certain certifications, or otherwise fails to establish an exemption. Any amounts withheld under the backup withholding rules from a payment to a United States Person generally may be refunded (or credited against such United States Person's United States federal income tax liability, if any) provided the required information is furnished to the Internal Revenue Service in a timely manner. Each United States Person should consult his, her or its own tax advisor regarding the backup withholding rules.

ERISA AND RELATED CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974 ("ERISA") and/or section 4975 of the Code impose certain requirements on employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to ERISA and/or the Code (collectively, "Plans"), and on persons who are fiduciaries with respect to the investment of assets treated as "plan assets" of a Plan. Government plans and some church plans are not subject to the fiduciary responsibility provisions of ERISA or the provisions of section 4975 of the Code, but may be subject to substantially similar rules under state or other federal law.

        In contemplating an investment of a portion of Plan assets in Units, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan, the risk factors discussed below and whether such investment is consistent with its fiduciary responsibilities, including, but not limited to: (1) whether the fiduciary has the authority to make the investment under the appropriate governing plan instrument; (2) whether the investment would constitute a direct or indirect non-exempt prohibited transaction with a party in interest; (3) the Plan's funding objectives; and (4) whether under the general fiduciary standards of investment prudence and diversification such investment is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan's investment portfolio and the Plan's need for sufficient liquidity to pay benefits when due.

        A regulation issued under ERISA (the "Plan Assets Regulation") contains rules for determining when an investment by a Plan in an equity interest of an entity such as the GoldTrust will result in the underlying assets of the entity being deemed to constitute plan assets. Those rules provide that assets of the entity will not be deemed to constitute plan assets of a Plan which purchases an equity interest in the entity if certain exceptions apply, one of which is that the equity interest purchased is a "publicly-offered security" (the "Publicly-Offered Security Exception").

        The Publicly-Offered Security Exception applies if the equity interest is a security that is: (1) "freely transferable"; (2) part of a class of securities that is "widely held"; and (3) either (a) part of a class of securities registered under Section 12(b) or 12(g) of the U.S. Exchange Act, or (b) sold to the Plan as part of a public offering pursuant to an effective registration statement under the Securities Act of 1933 and the class of which such security is a part is registered under the U.S. Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer in which the offering of such security occurred. The Plan Assets Regulation states that the determination of whether a security is "freely transferable" is to be made based on all relevant facts and circumstances. Under the Plan Assets Regulation, a class of securities is "widely held" only if it is of a class of securities owned by 100 or more investors independent of the issuer and of each other. A class of securities will not fail to be widely held solely because subsequent to the initial offering the number of independent investors falls below 100 as a result of events beyond the issuer's control.

        It is anticipated that the Publicly-Offered Security Exception will be satisfied with respect to the Units. Units are being sold only as part of a public offering pursuant to an effective registration statement under the Securities Act of 1933, and the Units will be registered under the U.S. Exchange Act. Also, the Units are not subject to transfer restrictions. Finally, it is anticipated that, immediately after the Offering, the Units will be owned by substantially in excess of 100 investors independent of GoldTrust as well as of each other.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

        GoldTrust was established under the laws of the Province of Ontario. All of GoldTrust's assets are located outside of the United States, and all of its Trustees and officers, as well as certain of the experts named in this Prospectus, are residents of Canada or other jurisdictions outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon GoldTrust or those Trustees, officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws.

        In addition, the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of civil liabilities predicated upon United States federal securities laws is unclear.

RISK FACTORS

        Prospective investors should carefully consider the following factors relating to the business of GoldTrust before deciding whether to purchase Units.

Gold Price Volatility

        GoldTrust's purpose is to buy and hold gold. The principal factors affecting the price of GoldTrust's Units are factors which affect the currency prices of gold. GoldTrust's gold bullion assets are tradeable internationally and are denominated in U.S. dollars. As at December 18, 2008 GoldTrust's assets were invested 94.8% in gold bullion, 3.0% in gold certificates and 2.2% in cash and other working capital.

        GoldTrust does not engage in any borrowing, leasing, lending or hedging activities involving its assets, so the price of its Units will depend on, and typically fluctuate with, the price fluctuations of gold.

        The gold price may be affected at any time by various unpredictable international, economic, monetary and political factors including:

  •
  global gold supply and demand, which is influenced by such factors as: (i) forward selling by gold producers; (ii) purchases made by gold producers to unwind gold hedge positions; (iii) central bank purchases and sales; and (iv) production and cost levels in major gold-producing countries;

  •
  investors' expectations with respect to the rate of inflation;

  •
  exchange rate volatility of the U.S. dollar, the principal currency in which the price of gold is generally quoted;

  •
  interest rate volatility; and

  •
  unexpected global, or regional, political or economic incidents.

        Changing tax, royalty and land and mineral rights ownership and leasing regulations under different political regimes can impact market functions and expectations for future gold supply. This can impact both gold mining shares, and the relative prices of other commodities, which can also be competitive factors that impact investor decisions in respect to investing in gold.

Foreign Exchange Rates

        GoldTrust maintains its accounting records, purchases gold and reports its financial position and results in U.S. currency. However, certain of GoldTrust's expenses are paid, and GoldTrust's Units trade on the TSX, in Canadian currency. Therefore, because exchange rate fluctuations are beyond GoldTrust's control, there can be no assurance that such fluctuations will not have an effect on GoldTrust or on the trading price of GoldTrust's Units.

Uninsured and Underinsured Losses

        Gold bullion owned by GoldTrust is stored in the treasury vaults of the Canadian Imperial Bank of Commerce (the "Bank") in segregated safekeeping and is insured by the Bank.

Net Asset Value

        The net asset value of GoldTrust's gold assets is based on the London second daily gold price fixing reported for gold bullion. Accordingly, the market value of the Units may, at any time, be greater or less than the realizable value of the underlying assets being primarily the gold and cash owned by GoldTrust.

Nature of Units

        As holders of Units, Unitholders do not have the statutory rights normally associated with the ownership of shares of a corporation including, for example, the right to bring "oppression" or "derivative" actions. The Units represent a fractional interest in GoldTrust. GoldTrust's primary asset is gold bullion.

Potential Unitholder Liability

        The Declaration of Trust provides that no Unitholder will be subject to any liability whatsoever to any person in connection with: (i) the ownership and use of GoldTrust's assets; (ii) the obligations, liabilities, activities or affairs of GoldTrust; (iii) any actual or alleged act or omission of the Trustees, or by any other person, in respect of the activities or affairs of GoldTrust; (iv) any act or omission of the Trustees, or any other person, in the performance or exercise, or purported or attempted performance or exercise, of any obligation, power, discretion or authority conferred upon the Trustees, or such other person, in respect of the activities or affairs of GoldTrust; (v) any transaction entered into by the Trustees, or by any other person, in respect of the activities or affairs of GoldTrust; or (vi) any taxes, levies, imposts, or charges or fines, penalties or interest in respect thereof payable by GoldTrust or by the Trustees, or by any other person, (except the Unitholder or beneficial Unitholder to the extent required by applicable tax laws) on behalf of, or in connection with, the activities or affairs of GoldTrust (collectively, "Trust Liabilities").

        Further, during 2004, the Government of Ontario enacted the Trust Beneficiaries' Liability Act, 2004. This statute provides investors in unit trusts that are reporting issuers and governed by the laws of Ontario, such as GoldTrust, with the same type of limited liability that is enjoyed by shareholders of corporations. Similar legislation has been passed in the Provinces of British Columbia, Alberta, Manitoba and Saskatchewan.

        It is intended that the affairs of GoldTrust will be conducted to seek to minimize such risk wherever possible and no Unitholder or beneficial Unitholder in its capacity as such shall be liable to indemnify the Trustees, or any other person, with respect to any Trust Liabilities. Further, the Declaration of Trust provides that to the extent that any Unitholder may be determined by a judgment of a court of competent jurisdiction to be subject to, or liable in respect of any Trust Liabilities, such judgment and any writ of execution shall be enforceable only against, and shall be satisfied only out of the Units held by, such Unitholder. If any Unitholder or beneficial Unitholder shall be held personally liable as such to any other person in respect of any Trust Liabilities, such Unitholder shall be entitled to indemnity and reimbursement out of GoldTrust assets to the full extent of such liability and for all costs of any litigation or other proceedings in which such liability shall have been determined, including, without limitation, all fees and disbursements of counsel. However, the Trustees shall have no liability to reimburse Unitholders for taxes assessed against them by reason of their ownership of Units.

Possible Adverse Effect of Substantial Official Sector Gold Sales

        The official sector consists of central banks, other governmental agencies and multi-lateral institutions that buy, sell and hold gold as part of their reserve assets. The official sector holds a significant amount of gold, some of which is static, meaning that it is held in vaults and is not bought, sold, leased or swapped or otherwise mobilized in the open market. A number of central banks have sold portions of their gold reserves in recent years, with the result being that the official sector, taken as a whole, has been a net supplier of gold to the open market. In the event that future economic, political or social conditions or pressures require members of the official sector to liquidate their gold assets all at once or in an uncoordinated manner, the demand for gold may not be sufficient to accommodate the sudden increase in the supply of gold to the market. Consequently, the price of gold could decline which may adversely affect an investment in the Units.

Loss, Damage or Restriction on Access to Gold

        There is a risk that part or all of GoldTrust's gold could be lost, damaged or stolen, notwithstanding the handling of deliveries of bullion by and storage of bullion in the treasury vaults of a Canadian bank. Also, access to GoldTrust's gold bullion could be restricted by natural events or human actions. Any of these events may adversely affect the assets of GoldTrust and, consequently, an investment in the Units.

Investment Eligibility

        The Trustees intend that the Units will be qualified investments under the Tax Act for Plans. However, there can be no assurance for the future that Units will continue to be qualified investments for Plans. The Tax Act imposes penalties for the acquisition or holding of non-qualified investments.

Income Tax Matters

        If GoldTrust ceases to qualify as a "mutual fund trust" or becomes a "SIFT trust" under the Tax Act, the income tax considerations described under the heading "Canadian Federal Income Tax Considerations" would be materially and adversely different in certain respects.

        There can be no assurance that Canadian federal income tax laws and the administrative and assessing practices of the Canada Revenue Agency respecting the treatment of mutual fund trusts will not be further changed in a manner which adversely affects Unitholders.

Regulatory Changes

        GoldTrust may be affected by changes in regulatory requirements, customs duties and other taxes. Such changes could, depending on their nature, benefit or adversely affect GoldTrust and its Unitholders.

Competition

        Although GoldTrust is unique in its construct and several security features, an investment in its Units may be adversely affected, on occasion, by competition from other methods of investing in gold. GoldTrust may be regarded as competing with other financial vehicles, including traditional debt and equity securities issued by companies in the precious metals industry and other securities backed by or linked to gold; direct investments in gold; and open-end or closed-end gold investment vehicles. Although none of such investment alternatives, in the view of GoldTrust, is structured in the same manner as GoldTrust. Market and financial conditions, and other conditions beyond GoldTrust's control, may make it more attractive to invest in other financial vehicles or to invest in gold bullion directly, which could occasionally reduce the marketability for the Units.

Reliance on Trustees and the Administrator

        GoldTrust is a self-governing unit trust with voting units that is governed by the Trustees appointed and elected by the Unitholders, including two Trustees nominated by the Administrator. GoldTrust will, therefore, be dependent on governance by its Trustees and on the Administrator for administrative services.

PFIC Considerations

        GoldTrust has been a PFIC for United States federal income tax purposes for previous taxable years, and expects that it will be a PFIC for the current and future taxable years, which may negatively affect United States investors. For United States federal income tax purposes, GoldTrust will be a PFIC, if in any taxable year either: (a) 75% or more of GoldTrust's gross income consists of passive income; or (b) 50% or more of the value of GoldTrust's assets is attributable to assets that produce, or are held for the production of, passive income. Because GoldTrust does not have any active business operations, but is merely an entity which holds only passive investment assets, GoldTrust's only income and assets in the foreseeable future will be considered passive for United States federal income tax purposes. As a result, GoldTrust will be a PFIC in current and future years. A gain realized by a United States Person from the sale of PFIC interests is taxed as ordinary income, as opposed to capital gain, and subject to an interest charge except in certain circumstances. A United States Person can generally mitigate the adverse United States federal income tax consequences of holding interests in a PFIC by making a QEF Election or Mark-to-Market Election, as described in detail in the section titled "United States Federal Income Tax Considerations". In addition, it is the intention of GoldTrust to distribute to Unitholders in each taxable year an aggregate amount of cash to partially offset the United States federal income tax liability attributable to an Electing Unitholder's QEF Election. If GoldTrust does not have sufficient cash reserves to make such distributions in cash, GoldTrust may instead make such distributions in Units, which would not provide Electing Unitholders with cash to satisfy the tax on deemed income inclusions resulting from the QEF Election. See the section titled "United States Federal Income Tax Considerations."

        The PFIC rules are extremely complex. A United States Person is encouraged to consult his, her or its United States tax advisor before making an investment in GoldTrust Units.

Conflict of Interest

        The Trustees and officers of GoldTrust and the Administrator and its respective affiliates, directors and officers may provide advisory and other services to other entities and parties. The Trustees and officers of GoldTrust, and the directors and officers of the Administrator, have undertaken to devote such reasonable time as is required to properly fulfill their responsibilities in respect of the affairs of GoldTrust, as they arise from time to time.

LEGAL MATTERS

        Certain legal matters in connection with this Offering will be passed upon by Fraser Milner Casgrain LLP and Dorsey & Whitney LLP on behalf of GoldTrust. John S. Elder, Q.C., a Counsel to Fraser Milner Casgrain LLP, is an officer of GoldTrust.

        As at December 18, 2008, the partners and associates of Fraser Milner Casgrain LLP and Dorsey & Whitney LLP, as a group, beneficially owned, directly or indirectly, less than 1% of the outstanding Units of GoldTrust.

 AUDITORS, TRANSFER AGENTS AND REGISTRARS

        GoldTrust's auditors are Ernst & Young LLP, Chartered Accountants, Licensed Public Accountants, Toronto, Ontario, Canada.

        The registrar and transfer agent for the Units of GoldTrust in Canada is CIBC Mellon Trust Company at its principal offices in Calgary, Montreal, Toronto and Vancouver. The registrar and transfer agent for such Units of GoldTrust in the United States is Mellon Investor Services LLC at its principal office in New York.

EXPERTS

        The audited financial statements incorporated by reference into this Prospectus and included in the U.S. registration statement of which this Prospectus forms a part have been included in reliance upon the report of Ernst & Young LLP, Independent Registered Public Accounting Firm, also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

        Ernst & Young LLP is independent in accordance with the auditor's rules of professional conduct in each applicable jurisdiction. Ernst & Young LLP has complied with the SEC's rules on auditor independence.

DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT

        The following documents have been filed with the SEC as part of the U.S. registration statement of which this Prospectus forms a part: (i) the documents referred to under "Documents Incorporated by Reference"; (ii) consent of Ernst & Young LLP; (iii) consent of Fraser Milner Casgrain LLP; (iv) consent of Dorsey & Whitney LLP; and (v) powers of attorney from the Trustees and officers of GoldTrust.

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have read the short form base shelf prospectus of Central GoldTrust ("GoldTrust") dated December 19, 2008 relating to the issue and sale of up to U.S.$250,000,000 of units of GoldTrust. We have complied with Canadian generally accepted auditing standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the above-mentioned prospectus of our report to the Unitholders of GoldTrust on the Statements of Net Assets of GoldTrust as at December 31, 2007 and 2006 and the Statements of Income, Changes in Net Assets and Unitholders' Equity for each of the years in the three-year period ended December 31, 2007. Our report is dated March 5, 2008.

Toronto, Canada December 19, 2008	(Signed) ERNST & YOUNG LLP Chartered Accountants Licensed Public Accountants

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

INDEMNIFICATION

        The Registrant's Declaration of Trust (the "Declaration") permits indemnification of its trustees and officers against certain liabilities, which would include liabilities arising under the Securities Act of 1933, as amended.

        The Declaration of the Registrant provides that, in addition to and without limiting any other protection under the Declaration or otherwise by law of each individual who is, or shall have been, a Trustee, an officer of the Trust, or a director or officer of any of its affiliates (collectively, the "Indemnified Persons"), the Registrant shall indemnify, defend and save harmless the Indemnified Persons out of the Registrant's assets, from and against any and all liabilities, losses, claims, damages, penalties, fines, actions, suits, demands, levies, assessments, costs, changes, expenses (whether or not involving a third party claim), including legal expenses and including amounts paid to settle an action or satisfy a judgment (collectively "Damages"), which may at any time be suffered by, imposed upon, incurred by or asserted against the Indemnified Persons (i) in respect of any civil, criminal or administrative action or proceeding to which the Indemnified Person is made a party by reason of being or having been a trustee or officer of the Registrant or, at the request of the Registrant, a director or officer of any of its affiliates, and/or (ii) in respect of any and all taxes, penalties or interest in respect of unpaid taxes or other governmental changes imposed upon the Indemnified Person in consequence of his or her performance of his or her duties under the Declaration, provided however, such Indemnified Person shall not be indemnified in respect of unpaid taxes or other governmental charges or Damages that rise out of or as a result or in the course of his or her failure at act honestly and in good faith with a view to the best interests of the Registrant, and in the case of Damages incurred by an Indemnified Person that arise out of or as a result of proceedings by or on behalf of Unitholders against such person, such Indemnified Person shall not be indemnified by the Registrant unless such person acted honestly and in good faith with a view to the best interests of the Registrant and either (i) such Indemnified Person is not judged by a court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done or (ii) the Registrant has the approval of a court to indemnify such person.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS

        The following exhibits have been filed as part of the Registration Statement:

Exhibit	Description
4.1	Annual Information Form of the Registrant dated March 5, 2008 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2007, filed on March 10, 2008).
4.2
Management Information Circular of the Registrant dated March 25, 2008 in connection with the Registrant's annual meeting of Unitholders held on April 24, 2008 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on March 24, 2008).
4.3
The Audited Financial Statements of the Registrant as at December 31, 2007 and 2006 and for each of the years in the three year period ended December 31, 2007, together with the Auditors' Report thereon and consisting of the Statement of Net Assets as at December 31, 2007 and 2006 and the Statements of Income, Unitholders' Equity, and Changes in Net Assets for each of the years in the three year period ended December 31, 2007 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2007, filed on March 10, 2008).
4.4
Management's Discussion and Analysis of financial condition and results of operations for the year ended December 31, 2007 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2007, furnished to the Commission on March 10, 2008).
4.5
Unaudited Interim Financial Statements of the Registrant for the three month period ended March 31, 2008 with comparative figures for the corresponding period in the immediately preceding year (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on April 29, 2008).
4.6
Management's Discussion and Analysis of financial condition and results of operations for the three month period ended March 31, 2008 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on April 29, 2008.
4.7
Unaudited Interim Financial Statements of the Registrant for the six month period and the three month period ended June 30, 2008 with comparative figures for the corresponding periods in the immediately preceding year (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on July 25, 2008).
4.8
Management's Discussion and Analysis of financial condition and results of operations for the six month period ended June 30, 2008 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on July 25, 2008).
4.9
Unaudited Interim Financial Statements of the Registrant for the nine month period and the three month period ended September 30, 2008 with comparative figures for the corresponding periods in the immediately preceding year (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on October 30, 2008).
4.10
Management's Discussion and Analysis of financial condition and results of operations for the nine month period ended September 30, 2008 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on October 30, 2008).
4.11
Material Change Report of the Registrant dated February 19, 2008 disclosing the Registrant's public offering of 287,000 units (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on February 22, 2008).
4.12
Material Change Report of the Registrant dated October 24, 2008 with respect to the amendment of the Declaration of Trust (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on October 24, 2008).
5.1*	Consent of Fraser Milner Casgrain LLP
5.2	Consent of Ernst & Young LLP
5.3*	Consent of Dorsey & Whitney LLP
6.1*	Powers of Attorney (included on signature page of this registration statement)

*
Previously filed

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

        Concurrently with the filing of the Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X. Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ancaster, Ontario, Canada, on December 19, 2008.

CENTRAL GOLDTRUST

By	/s/ J.C. STEFAN SPICER J.C. Stefan Spicer President and Chief Executive Officer
Signature	Title	Date

/s/ J.C. STEFAN SPICER J.C. Stefan Spicer	President, Chief Executive Officer and Trustee	December 19, 2008
/s/ WILLIAM L. TRENCH William L. Trench	Chief Financial Officer and Principal Accounting Officer	December 19, 2008
* John P. Embry	Co-Chairman and Trustee	December 19, 2008
* Philip M. Spicer	Co-Chairman and Trustee	December 19, 2008
* Brian E. Felske	Trustee	December 19, 2008
* Bruce D. Heagle	Trustee	December 19, 2008
* Ian M.T. McAvity	Trustee	December 19, 2008
* Robert R. Sale	Trustee	December 19, 2008
By	/s/ J.C. STEFAN SPICER J.C. Stefan Spicer Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Central GoldTrust in the United States on December 19, 2008.

PUGLISI & ASSOCIATES

/s/ GREG LAVELLE Name: Greg Lavelle Title: Managing Director

EXHIBIT INDEX

Exhibit	Description
4.1	Annual Information Form of the Registrant dated March 5, 2008 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2007, filed on March 10, 2008).
4.2
Management Information Circular of the Registrant dated March 25, 2008 in connection with the Registrant's annual meeting of Unitholders held on April 24, 2008 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on March 24, 2008).
4.3
The Audited Financial Statements of the Registrant as at December 31, 2007 and 2006 and for each of the years in the three year period ended December 31, 2007, together with the Auditors' Report thereon and consisting of the Statement of Net Assets as at December 31, 2007 and 2006 and the Statements of Income, Unitholders' Equity, and Changes in Net Assets for each of the years in the three year period ended December 31, 2007 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2007, filed on March 10, 2008).
4.4
Management's Discussion and Analysis of financial condition and results of operations for the year ended December 31, 2007 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2007, furnished to the Commission on March 10, 2008).
4.5
Unaudited Interim Financial Statements of the Registrant for the three month period ended March 31, 2008 with comparative figures for the corresponding period in the immediately preceding year (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on April 29, 2008).
4.6
Management's Discussion and Analysis of financial condition and results of operations for the three month period ended March 31, 2008 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on April 29, 2008.
4.7
Unaudited Interim Financial Statements of the Registrant for the six month period and the three month period ended June 30, 2008 with comparative figures for the corresponding periods in the immediately preceding year (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on July 25, 2008).
4.8
Management's Discussion and Analysis of financial condition and results of operations for the six month period ended June 30, 2008 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on July 25, 2008).
4.9
Unaudited Interim Financial Statements of the Registrant for the nine month period and the three month period ended September 30, 2008 with comparative figures for the corresponding periods in the immediately preceding year (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on October 30, 2008).
4.10
Management's Discussion and Analysis of financial condition and results of operations for the nine month period ended September 30, 2008 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on October 30, 2008).
4.11
Material Change Report of the Registrant dated February 19, 2008 disclosing the Registrant's public offering of 287,000 units (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on February 22, 2008).
4.12
Material Change Report of the Registrant dated October 24, 2008 with respect to the amendment of the Declaration of Trust (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on October 24, 2008).
5.1*	Consent of Fraser Milner Casgrain LLP
5.2	Consent of Ernst & Young LLP
5.3*	Consent of Dorsey & Whitney LLP
6.1*	Powers of Attorney (included on signature page of this registration statement)

*
Previously filed

QuickLinks

PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
TABLE OF CONTENTS
FINANCIAL INFORMATION AND ACCOUNTING PRINCIPLES
EXCHANGE RATES
DOCUMENTS INCORPORATED BY REFERENCE
ADDITIONAL INFORMATION
ELIGIBILITY FOR INVESTMENT
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
CENTRAL GOLDTRUST
SUMMARY DESCRIPTION OF THE BUSINESS OF GOLDTRUST
PRIOR SALES
DESCRIPTION OF SECURITIES BEING DISTRIBUTED
TRADING PRICES AND VOLUMES
PLAN OF DISTRIBUTION
USE OF PROCEEDS
CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
ERISA AND RELATED CONSIDERATIONS
ENFORCEMENT OF CERTAIN CIVIL LIABILITIES
RISK FACTORS
LEGAL MATTERS
AUDITORS, TRANSFER AGENTS AND REGISTRARS
EXPERTS
DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
SIGNATURES
AUTHORIZED REPRESENTATIVE
EXHIBIT INDEX